Exhibit 10.4

CONSENT AND AMENDMENT

This Consent and Amendment (“Consent and Amendment”), dated as of March 14, 2025, is made by PNC Bank, National Association, a national banking association, in its capacity as lender under the Warehouse Agreement (as defined below) (the “Lender”), Walker & Dunlop, LLC, a Delaware limited liability company (“W&D, LLC”) and Walker & Dunlop, Inc., a Maryland corporation (“W&D, Inc.”). Capitalized terms used and not defined in this Consent and Amendment shall have the respective meanings given them in the Warehouse Agreement (as defined below).

WHEREAS, W&D, LLC is party to a certain Second Amended and Restated Warehousing Credit and Security Agreement, dated as of September 11, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Warehouse Agreement”), by and among W&D, LLC, W&D, Inc. and the Lender;

WHEREAS, W&D, Inc. intends to refinance the Term Loan Agreement (as defined in the Warehouse Agreement and referred to herein as the “Existing Term Loan”), by way of an amendment, extension and restatement of the Existing Term Loan on or about March 14, 2025 (the “New Credit Agreement”), which New Credit Agreement will, among other things, (i) decrease the total term loan commitment from $800,000,000 to up to $450,000,000 (the “New Term Loan”) and (ii) add a revolving credit loan in an aggregate principal amount of up to $50,000,000 (the “Revolving Credit Facility”);

WHEREAS, in connection with the New Credit Agreement, W&D, Inc. intends to undertake a notes offering (the “Offering”, together with the New Credit Agreement, the “Refinancing Transactions”) pursuant to which W&D, Inc. will issue senior unsecured notes in an aggregate principal amount of up to $450,000,000 (the “Notes”, together with the New Term Loan and the Revolving Credit Facility, the “Debt Instruments”) to be offered pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, W&D, LLC is a guarantor of the obligations arising under the Existing Term Loan, and it is a condition precedent to the Refinancing Transactions that W&D, LLC guarantee the obligations arising thereunder;

WHEREAS, pursuant to Section 8.2 of the Warehouse Agreement, W&D, LLC shall not assume, guarantee, endorse or otherwise become contingently liable for the obligation of any Person except the Existing Term Loan and obligations arising in connection therewith, subject to the limitations set forth in said Section 8.2; and

WHEREAS, W&D, LLC has requested the consent of the Lender, notwithstanding Section 8.2 of the Warehouse Agreement or any other provision of the Warehouse Agreement applicable to the guarantee by W&D, LLC of the obligations arising under the Refinancing Transactions, to permit the guarantee by W&D, LLC of the obligations arising under the Refinancing Transactions.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Consent. Notwithstanding the provisions of Section 8.2 or any other provision of the Warehouse Agreement applicable to the guarantee by W&D, LLC of the Debt Instruments, the Lender hereby consents to the guarantee by W&D, LLC of the obligations arising under the New Term Loan, the Revolving Credit Facility and the Notes, effective upon the effective date of the New Credit Agreement and the issuance of the Notes, and subject to the following additional conditions:

(a)            The terms and conditions of the Debt Instruments must be in all material respects the same as the terms and conditions set forth in the Summary of Proposed Terms and Conditions for the Debt Instruments attached to this Consent and Amendment as Exhibit A.

(b)            After giving effect to the closing or completion of each of the Refinancing Transactions, W&D, Inc. will be in compliance with all of the financial covenants applicable to it as set forth in Section 8 of the Warehouse Agreement, and no Default or Event of Default will then exist.

(c)            The collateral securing the New Term Loan and the Revolving Credit Facility must exclude (by generic or specific description) all “Collateral” (for the purpose of clarity, as defined in the Warehouse Agreement).

2.             Limitation of Consent. The consent set forth above shall be limited precisely as written and relates solely to the provisions of Section 8.2 in the manner and to the extent described above and nothing in this Consent and Amendment shall be deemed to:

(a)            Constitute a waiver of compliance by W&D, LLC with respect to any other term, provision or condition of the Warehouse Agreement or any other instrument or agreement referred to therein (including those pertaining to W&D, Inc. as “Parent”);

(b)            Constitute a waiver of Lender with respect to any other term, provision or condition of the Warehouse Agreement or any other instrument or agreement referred to therein; or

(c)            Prejudice any right or remedy that the Lender under the Warehouse Agreement may now have or may have in the future under or in connection with the Warehouse Agreement or any other instrument or agreement referred to therein.

3.             Amendment. Effective as of the consummation of each of the Refinancing Transactions, the Warehouse Agreement is hereby amended as follows:

(a)            All references to “Term Loan” in the Warehouse Agreement shall be replaced with “Term Loan and the Revolving Loan”.

(b)           All references to “Term Loan Agreement” in the Warehouse Agreement shall be replaced with “Term Loan and Revolving Loan Credit Agreement”.

(c)            Section 8.2 is hereby deleted in its entirety and replaced with the following:

“Assume, guarantee, endorse or otherwise become contingently liable for the obligation of any Person except (a) for the Term Loan and the Revolving Loan and obligations arising in connection therewith; (b) for the Notes and obligations arising in connection therewith; (c) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business; and (d) for obligations arising in connection with the sale of Mortgage Loans in the ordinary course of a Borrower’s business.”

(d)            Section 12.1 is hereby amended as follows:

(i)            As applicable, the definitions of the following terms either (A) amend, supersede, and replace in their entirety the corresponding previously included definition thereof where they respectively appear therein, or (B) if not previously included therein, are hereby added thereto as alphabetically appropriate:

“Indenture” means that certain Indenture, dated as of March 14, 2025, by and among Parent, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee.

“Revolving Loan” means collectively (a) the revolving loan in the original principal amount of $50,000,000 made by the lenders pursuant to the Term Loan and Revolving Loan Credit Agreement; and (b) any additional incremental revolving loans made pursuant to the Term Loan and Revolving Loan Credit Agreement.

“Term Loan” means collectively (a) the term loan in the original principal amount of up to $450,000,000 (but which principal amount, together with the initial principal amount of the Notes, shall not exceed $850,000,00) made by the lenders pursuant to the Term Loan and Revolving Loan Credit Agreement; (b) any additional incremental term loans made pursuant to the Term Loan and Revolving Loan Credit Agreement; and (c) all existing or future payment and other obligations owing by Parent, Walker & Dunlop Multifamily, Inc., Borrower, WD Capital or any other Affiliate of Parent party to the Term Loan and Revolving Loan Credit Agreement under (i) any secured hedge agreements or comparable arrangements and (ii) any secured cash management agreements or comparable arrangements, in each case, as contemplated by the Term Loan and Revolving Loan Credit Agreement.

“Term Loan and Revolving Loan Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 14, 2025, among the Parent, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

“Notes” means collectively (a) those certain senior unsecured notes due 2033 issued by Parent under the Indenture in an aggregate principal amount of $450,000,000 (but which principal amount, together with the initial principal amount of the Term Loan, shall not exceed $850,000,00) and (b) all existing or future payment and other obligations owing by Parent, Walker & Dunlop Multifamily, Inc., Borrower, WD Capital or any other Affiliate or Parent pursuant to the Notes.

4.             No Modifications. Except as expressly provided herein, nothing contained in this Consent and Amendment shall be deemed or construed to amend, supplement or modify the Warehouse Agreement or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

5.             Successors and Assigns. This Consent and Amendment shall inure to the benefit of and be binding upon W&D, LLC, W&D, Inc., the Lender, and each of their respective successors and assigns.

6.             Governing Law. This Consent and Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania (without regard to any conflict of laws principles) and applicable United States federal law.

7.             Counterparts. This Consent and Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Consent and Amendment by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Consent and Amendment electronically shall be effective as delivery of an original executed counterpart of this Consent and Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Consent and Amendment as of the date first above written.

WALKER & DUNLOP, LLC

By:	/s/ Issa M. Bannourah
Name:	Issa M. Bannourah
Title:	Senior Vice President and Treasurer

WALKER & DUNLOP, INC.

By:	/s/ Issa M. Bannourah
Name:	Issa M. Bannourah
Title:	Senior Vice President and Treasurer

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Steven Pachla
Name:	Steven Pachla
Title:	Vice President

[Signature Page to Walker & Dunlop Consent and Amendment – PNC]

Exhibit A

Summary of Proposed Terms and Conditions for the Debt Instruments

See attached.

$450,000,000 SENIOR SECURED TERM LOAN FACILITY

$50,000,000 SENIOR SECURED REVOLVING CREDIT FACILITY
SUMMARY OF PROPOSED TERMS AND CONDITIONS

Borrower:	Walker & Dunlop, Inc., a Maryland corporation (the “Borrower”).

Sole Lead Arranger and Bookrunner:	JPMorgan Chase Bank, N.A. (“JPM”) will act as sole lead arranger and bookrunner (in such capacities, the “Lead Arranger”).

Lenders:	A syndicate of financial institutions and other entities arranged by the Lead Arranger (each a “Lender” and, collectively, the “Lenders”).

Administrative Agent:	JPM (in such capacity, the “Administrative Agent”).

Transactions:	The Borrower intends to (i) enter into the Term Loan Facility (as defined below), the proceeds of which will be used, together with the proceeds of the Other Indebtedness (as defined below), to refinance (whether by way of prepayment, cashless roll or otherwise) the outstanding term loans under the Existing Credit Agreement in full (the “Refinancing”), (ii) enter into the Revolving Credit Facility (as defined below), (iii) make certain other changes to the Existing Credit Agreement in connection therewith, and (iv) obtain up to $400.0 million of other senior unsecured indebtedness (the “Other Indebtedness”) (clauses (i) through (iv), collectively, the “Transactions”).

Senior Secured Term Loan Facility:	A senior secured term loan facility in an aggregate principal amount of $450.0 million (the “Term Loan Facility” and the term loans thereunder, the “Term Loans”).

Senior Secured Revolving Credit Facility:	A senior secured revolving credit facility in an aggregate principal amount of $50.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”) (with subfacilities for standby letters of credit in an aggregate principal amount of up to $25.0 million (each, a “Letter of Credit”) and swingline loans in an aggregate principal amount of up to $25.0 million (each, a “Swingline Loan”) on customary terms and conditions).

Use of Proceeds:	The proceeds of the Term Loan Facility and the Other Indebtedness will be used to finance the Refinancing and for other general corporate purposes of the Borrower and its subsidiaries) (including, without limitation, dividends, share repurchases and permitted investments).

The Revolving Credit Facility will be used to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries) (including, without limitation, dividends, share repurchases and permitted investments).

Closing Date:	The date on which (i) the initial funding under the Term Loan Facility occurs, (ii) the Revolving Credit Facility becomes effective and (iii) the Transactions occur (the “Closing Date”).

Incremental Increases:	After the Closing Date, the Borrower will be permitted to (A) incur additional term loans under a new term facility or as an increase to the Term Loan Facility (each, an “Incremental Term Loan”) and/or (B) increase commitments under the Revolving Credit Facility (each, a “Revolving Credit Facility Increase” and, together with the Incremental Term Loans, the “Incremental Increases”) in an aggregate principal amount not to exceed the sum of (x) the greater of (1) $325.0 million and (2) 100.0% of LTM Consolidated Adjusted EBITDA for the trailing four fiscal quarter period of the Borrower ended prior to such date plus (y) an amount which, after giving pro forma effect to the incurrence of such Incremental Increase would not cause the Consolidated Net Secured Leverage Ratio to exceed, on a pro forma basis, 3.00 to 1.00.

Guarantors:	The obligations will be unconditionally guaranteed, on a joint and several basis, by existing and subsequently acquired or formed direct and indirect subsidiaries of the Borrower (each, a “Guarantor”) other than Excluded Subsidiaries and, in the case of any obligations of any subsidiaries of the Borrower of the type described in clause (b) above, the Borrower.

All guarantees shall be guarantees of payment and not of collection. The Borrower and the Guarantors are herein referred to, collectively, as the “Credit Parties”.

Security:	The Secured Obligations will be secured by valid and perfected first priority (subject to certain customary exceptions satisfactory to the Administrative Agent and set forth in the Financing Documentation) security interests and liens.

Final Maturity:	The final maturity of the Term Loan Facility will occur on the 7th anniversary of the Closing Date (the “Term Loan Maturity Date”).

The final maturity of the Revolving Credit Facility will occur on the 3rd anniversary of the Closing Date (the “Revolving Credit Maturity Date”).

Amortization:	The Term Loan Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the Term Loan Facility with the remainder due on the Term Loan Maturity Date.

Representations and Warranties,

Affirmative and Negative Covenants:	Usual and customary for facilities of this type.

The Offering

The following is a summary of certain terms of the indenture and the notes and is qualified in its entirety by the more detailed information contained under the heading “Description of Notes” in the offering memorandum.

Issuer	Walker & Dunlop, Inc.

Securities	$ million aggregate principal amount of % Senior Notes due 2033 (the “notes”).

Maturity	, 2033

Interest payment dates	and of each year, commencing , 2025, interest will accrue from , 2025.

Optional redemption	The notes will be redeemable at the Issuer’s option, in whole or in part, at any time on or after , 2028, at the redemption prices set forth in this offering memorandum, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

At any time prior to , 2028, the Issuer may also redeem the notes, in whole or in part, at a price equal to 100% of the principal amount of the notes, plus a “make-whole” premium, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

In addition, prior to , 2028, we may redeem up to 40% of the aggregate principal amount of the notes with the net cash proceeds of certain public equity offerings of our common stock at % of their principal amount plus accrued and unpaid interest to, but not including, the redemption date. We may make such redemption only if, after any such redemption, at least 60% of the aggregate principal amount of the notes originally issued remains outstanding (after giving effect to the issuance of any additional notes).

See “Description of Notes—Redemption—Optional Redemption.”

Mandatory offers to purchase	The occurrence of a change of control will require the Issuer to offer to purchase from holders all or a portion of the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Guarantees	All payments on the notes, including principal and interest, will be fully and unconditionally, jointly and severally, guaranteed on the issue date on a senior unsecured basis by our existing direct and indirect subsidiaries that guarantee our senior secured credit facilities and all future subsidiaries that guarantee the Issuer's senior secured credit facilities and certain other material indebtedness. See “Description of Notes—Note Guarantees.”

For the fiscal year ended December 31, 2024, the non-guarantor subsidiaries accounted for approximately 10% of our consolidated total revenue, 14% of our net income and 2% of our Consolidated Adjusted EBITDA.

Ranking	The notes and the guarantees will be Issuer’s and the guarantors’ unsecured, unsubordinated obligations and will:

•	rank senior in right of payment to all of the Issuer’s and the guarantors’ future indebtedness that is subordinated in right of payment to the notes;
•	rank equally in right of payment with all of the Issuer’s and the guarantors’ existing and future unsubordinated indebtedness;
•	be effectively subordinated to any of the Issuer’s and the guarantors’ existing and future secured debt, including our senior secured credit facilities, to the extent of the value of the assets securing such debt; and
•	be structurally subordinated to any existing and future liabilities of each of our and the guarantors’ subsidiaries that do not guarantee the notes.

As of December 31, 2024, after giving effect to the Amended Credit Agreement and the transactions contemplated thereby and the issuance of the notes:

•	the Issuer and the guarantors would have had approximately $0.85 billion of indebtedness (exclusive of indebtedness under our warehouse facilities), of which approximately $0.45 billion was secured, to which the notes are effectively subordinated to the extent of the value of the assets securing such obligations, and the Issuer would have had an additional $50 million of availability under its revolving credit facility, all of which would be secured indebtedness;
•	the Company had committed and uncommitted warehouse lines of credit in the amount of $3.8 billion with certain national banks and a $1.5 billion uncommitted facility with Fannie Mae under its Agency Warehouse Facilities. The Company also had $100.0 million of total facility capacity under warehouse lines of credit with a certain national bank with no outstanding balance under its Interim Warehouse Facility; and
•	the non-guarantor subsidiaries would have had approximately 35% of our consolidated total assets and approximately 21%, or $568 million, of our consolidated total liabilities, to which the notes are structurally subordinated.
•	See “Description of Other Indebtedness” for more information.

Covenants	The notes will be issued under an indenture with U.S. Bank Trust Company, National Association, as trustee. The covenants contained in the indenture governing the notes will, among other things, limit our ability and the ability of our subsidiaries (other than certain excluded subsidiaries) to:

•	incur more debt;

•	pay dividends and make distributions or repurchase shares;

•	make investments;

•	create liens;

•	enter into restrictions on the ability of our subsidiaries to make distributions, loans or advances to us;

•	sell assets;

•	engage in certain types of transactions with affiliates;

•	engage in certain sale and leaseback transactions; and

•	merge or consolidate with other companies or sell substantially all of our assets.

In addition, the Issuer’s excluded subsidiaries will be restricted from engaging in certain transactions with affiliates and from repurchasing the equity interests of the Issuer.

These covenants are subject to a number of important exceptions and qualifications. In addition, if and for so long as the notes have an investment grade rating from both Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and no default under the indenture has occurred and is continuing, certain covenants will be suspended. For more details, see “Description of Notes.”

Transfer restrictions	The notes are not registered under the Securities Act. Therefore, the notes are subject to restrictions on transferability and resale. We do not intend to issue registered notes in exchange for the notes to be privately placed in this offering, and the absence of registration rights may adversely impact the transferability of the notes. For more information, see “Transfer Restrictions” and “Risk Factors—Risks Relating to Our Notes and Indebtedness—Holders of the notes will not be entitled to registration rights, and we do not currently intend to register the notes under applicable securities laws. There are restrictions on your ability to transfer or resell the notes.”

Absence of public market for the notes	We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. The initial purchaser has advised the Issuer that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice. Accordingly, there can be no assurance as to the existence or liquidity of any market for the notes.

Use of proceeds	We expect to use the net proceeds of this offering, together with the proceeds from our Term Loan Facility (as defined herein), to (i) repay the outstanding principal amount of term loans under our Existing Credit Agreement, together with accrued and unpaid interest thereon, (ii) to pay fees and expenses in connection with this offering and the amendment to our Existing Credit Agreement and (iii) for general corporate purposes. See “Use of Proceeds” and “Recent Developments” for more information.